Registration No. 202605878 The Companies Act 1981 CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL that a Memorandum of Increase of Share Capital THIS IS TO CERTIFY of Gates Industrial Corporation Ltd. was delivered to the Registrar of Companies on the in accordance with29th day of June 2026 section 45(3) of (the "Act").the Companies Act 1981 Kenneth Joaquin Registrar of Companies 29th day of June 2026